EXHIBIT 5

                             Baker & Botts, L.L.P.

                                                             December 31, 1996


Cornell Corrections, Inc.
4801 Woodway, Suite 400W
Houston, Texas  77056

Gentlemen:

            At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Cornell Corrections, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering of up to 639,140 shares of the Company's common stock, par value $.001 per share (the "Shares"), pursuant to the Company's 1996 Stock Option Plan (the "Plan").

            We have examined the Restated Certificate of Incorporation and Restated and Amended Bylaws of the Company and the originals, or copies certified or otherwise identified, of the Plan, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinion hereinafter expressed. In giving such opinion we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

            Based upon our examination as aforesaid, we are of the opinion that the Shares, when issued pursuant to the provisions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion of counsel as
Exhibit 5 to the Registration Statement.

                                Very truly yours,


                                          /S/ BAKER & BOTTS, L.L.P.
                                              BAKER & BOTTS, L.L.P.